Exhibit (h)(7)

Exhibit A to the Transfer Agent Servicing Agreement – Amplify ETF Trust

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Top 10™ Defense Tech ETF

Amplify Top 10™ Nuclear ETF

Amplify Top 10™ Semiconductors ETF